Exhibit 99.2

Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER APPOINTS VICKI L. SATO TO BOARD OF DIRECTORS

Auburn Hills, Michigan, February 12, 2014 – BorgWarner announced today that Vicki L. Sato has been named to its board of directors. Dr. Sato has served as Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cellular Biology of Harvard University since 2006. Prior to that, she was President of Vertex Pharmaceuticals from 2000 to 2005.

"Dr. Sato is an accomplished executive and scientist with over 25 years of experience in leadership and innovation,” said Alexis P. Michas, Non-Executive Chairman, BorgWarner. “Effective innovation has been a core value at BorgWarner and we are confident Dr. Sato will make a significant contribution to the Board."

Dr. Sato is currently a director of publicly held Bristol-Myers Squibb Company, Perkin Elmer Corporation and Galapagos NV.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 56 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.